UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2016

LiqTech International, Inc.

(Exact name of registrant as specified in charter)

Nevada	000-53769	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)	(Zip Code)

+4544986000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 24, 2016, LiqTech International, Inc., a Nevada corporation (the “Company”), entered into a binding letter of intent (the “Letter of Intent”) with Kailong High Technology Co., Ltd. (“Kailong”), pursuant to which the Company and Kailong will form a joint venture entity that will produce diesel particulate filters (“DPF”) for the automotive industry.

Under the terms of the Letter of Intent, LiqTech will own 30% and invest $4.0 million in the joint venture company over a 2-year period. Kailong will invest a minimum of $2.5 million in LiqTech, subject to Chinese government approval. The agreement includes a technology transfer fee of $1.5 million which is payable upon achievement of certain milestones, and a royalty of $2.25 per liter of DPF, which could generate $2.25 million in royalty revenue in 2018 and $4.5 million in royalty revenue in 2019 if the joint venture company achieves certain projections. In the event that government approval is not obtained, the Letter of Intent will terminate. The Letter of Intent is binding, pending execution of definitive agreements.

The foregoing is a summary description of certain terms of the Letter of Intent and, by its nature, is incomplete, and is qualified in its entirety by reference to the full text of the Letter of Intent. A copy of the Letter of Intent is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On August 25, 2016, the Company issued a press release announcing that the Company had entered into the Letter of Intent as described in Item 1.01 herein. A copy of the Company’s press release is filed as Exhibit 99.1 hereto.

The information contained in this Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 7.01 shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No. Description:

EXHIBIT NO.	DESCRIPTION	LOCATION
10.1	Binding Letter of Intent between LiqTech International, Inc. and Kailong High Technology Co., Ltd.	Filed herewith
99.1	Press Release	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: August 26, 2016	/s/ Soren Degn
Soren Degn Chief Financial Officer